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                                                                    Exhibit 99.1


RESTORATION HARDWARE ANNOUNCES $24.5 MILLION COMMON STOCK FINANCING

MARKET PRICE FINANCING BY LEADING INSTITUTIONAL INVESTORS TO SUPPORT THE REPOSITIONING

CORTE MADERA, CALIF., MAY 21, RESTORATION HARDWARE, INC. (Nasdaq: RSTO) today announced a private placement financing involving shares of its Common Stock at $5.43 per share for aggregate proceeds of approximately $24.5 million. The transaction was priced at the closing market price for the Common Stock on May 16, 2001 and was led by a group of institutional investors including funds managed by Capital Research and Management Company and Fidelity Management and Research Company on behalf of funds and accounts managed by it. Other institutional investors included Baron Asset Management, Apex Capital, LLC and Buckingham RAF Partners, LP.

(Photo: http://www.newscom.com/cgi-bin/prnh/19990902/RSTOLOGO)

Gary Friedman, CEO, commented, "This capital infusion combined with the $15 million raised in March and our amended bank agreement gives us the financial flexibility to execute our repositioning strategy. The support of these leading institutional investors demonstrates their confidence in the long-term prospects for Restoration Hardware."

Friedman added, "As previously communicated, we are focused on implementing a new merchandise strategy, closing under-performing stores and strengthening our management team. To date, we have added key executives in product design, merchandising and visual merchandising."

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This release may contain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve known and unknown risks. Such forward-looking statements include statements as to the Company's financial condition and results of operation, receipt and uses of proceeds from the financing and anticipated needs for capital for its operations as well as other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends," and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company's credit facility, failure to anticipate changes in consumer trends, loss of key vendors, changes in the competitive environment in which the Company operates, competition for and the availability of sites for new stores, changes in the Company's management information needs, changes in management,

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failure to raise additional funds when required, changes in customer needs and expectations, governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Company's recent filings on Forms 10-K and 10-Q. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT:
Walter J. Parks
EVP-CAO of Restoration Hardware, Inc., 415-446-4132, or fax, 415-472-5364